Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form F-10 filed with the U.S. Securities and Exchange Commission on June 16, 2010 of our reports dated March 25, 2010 relating to the consolidated financial statements of Silver Wheaton Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Canadian Institute of Chartered Accountants Handbook Sections 1530 Comprehensive Income, 3251 Equity, 3855 Financial Instruments — Recognition and Measurement, 3861 Financial Instruments — Disclosure and Presentation and 3865 Hedges, effective January 1, 2007) and the effectiveness of Silver Wheaton Corp.’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Silver Wheaton Corp. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
June 16, 2010